EXHIBIT 4.4

                            EXCHANGE RIGHT AGREEMENT

     This EXCHANGE RIGHT AGREEMENT (this "Agreement") is dated as of May 8, 2003, by and between LanOptics Ltd., an Israeli company (the "Company"), E.Z.Chip Technologies Ltd., an Israeli company ("EZchip"), and the investors listed on Exhibit A attached hereto (each an "Investor" and together the "Investors").

     WHEREAS The Investors are holders of preferred shares of EZchip which is controlled by the Company and the Company is holding preferred shares and ordinary shares of EZchip; and

     WHEREAS The Company wishes to grant to each of the Investors the right to exchange its preferred shares in EZchip for Shares to be issued and sold by the Company, and the Investors wish to be granted such exchange right, all as further set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                              ARTICLE I DEFINITIONS

          SECTION 1.1 DEFINITIONS.

               (a) "CLOSING" shall have the meaning assigned to such term in
          Section 3.4 hereof.

               (b) "COMMISSION" shall mean the U.S. Securities and Exchange Commission.

               (c) "EFFECTIVE DATE" shall mean the date the Registration Statement of the Company covering the Shares being subscribed for hereby is declared effective by the Commission.

               (d) "EXCHANGE ACT" shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

               (e) "EXCHANGE NOTICE" shall mean a written notice sent by a Major Shareholder to the Company and EZchip in which such Major Shareholder gives irrevocable notice of its desire to exchange all of its shares in EZchip for Shares.

               (f) "EXCHANGE RATIO" shall have the meaning assigned to such term in Exhibit 1.1(f) attached hereto.

               (g) "EXCHANGE RIGHT" shall have the meaning assigned to such term in Section 2.1.

               (h) "GOLDMAN SHAREHOLDERS" shall mean the Goldman Sachs Group, Inc., GS EZC Employee Holdings, L.L.C., GS PEP Tech EZC Holdings, L.L.C., GS PEP 1999 Direct EZC Holdings, L.L.C. and any Permitted Transferee (as defined in EZchip's Third Amended and Restated Articles of Association) of any of the foregoing holding shares of EZchip.


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               (i) "JK&B SHAREHOLDERS" shall mean JK&B Shalom II LLC, JK&B
          Capital III, Civil Law Partnership and any Permitted Transferee (as defined in EZchip's Third Amended and Restated Articles of Association) of any of the foregoing holding shares of EZchip.

               (j) "MAJOR SHAREHOLDER" shall mean each of the following shareholder groups: the Goldman Shareholders, JK&B Shareholders, Nokia Shareholders or Star Shareholders.

               (k) "NOKIA SHAREHOLDERS" shall mean Nokia Venture Partners II, LP, NVP II Affiliates Fund, LP, and any Permitted Transferee (as defined in EZchip's Third Amended and Restated Articles of Association) of any of the foregoing holding shares of EZchip.

               (l) "PARTICIPATING INVESTOR" shall have the meaning assigned to such term in Section 3.1.

               (m) "PURCHASE AGREEMENT" shall mean the Series C Share Purchase Agreement dated March 3, 2003, among the Company, EZchip and the Major Shareholders.

               (n) "REGISTRABLE SECURITIES" shall have the meaning assigned to such term in Section 4.1(a).

               (o) "REGISTRATION STATEMENT" shall have the meaning assigned to such term in Section 4.1(a).

               (p) "SECURITIES ACT" shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

               (q) "SHARES" or "ORDINARY SHARES" shall mean the Ordinary Shares of the Company NIS0.02 par value per share that may be purchased hereunder.

               (r) "STAR SHAREHOLDERS" shall mean SVE Star Ventures Enterprises No. VII, a German Civil Law Partnership (with limitation of liability); SVM Star Ventures Managementgesellschaft mbH, Nr. 3 & Co. Beteiligungs KG Nr. 3; SVM Star Ventures Managementgesellschaft mbH, Nr. 3; SVE Star Ventures Enterprises GmbH & Co. No. VIIa KG; and Star Seed Enterprise, a German Civil Law Partnership (with limitation of liability) and any Permitted Transferee (as defined in EZchip's Third Amended and Restated Articles of Association) of any of the foregoing holding shares of EZchip.

               (s) "TRADING DAY" shall mean (a) any day on which the Ordinary Shares are traded on the Nasdaq National Market, or (b) if the Ordinary Shares are not then listed or quoted for trading on the Nasdaq National Market, then any day on which trading occurs on the New York Stock Exchange (or any successor thereto).

               ARTICLE II EXCHANGE RIGHT OF THE MAJOR SHAREHOLDERS

          SECTION 2.1 EXCHANGE RIGHT. Each of the Major Shareholders is hereby granted the right, subject to the terms and conditions of this Agreement, to exchange all (but not less than all) of its shares in EZchip for Shares of the Company (the "EXCHANGE RIGHT").

          SECTION 2.2 EXCHANGE RIGHT TERM. The Exchange Right is exercisable by the Major Shareholders until the earlier of the (i) initial public offering of EZchip's securities ("IPO"); or (ii) sale of all or substantially all of EZchip's assets or securities ("SALE").



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          SECTION 2.3 METHOD OF EXCHANGE RIGHT EXERCISE. The Exchange Right may
     be exercised by any Major Shareholder by the delivery to the Company and EZchip, during the Exchange Right term specified in Section 2.2, of an Exchange Notice in the form of Exhibit 2.3. Within 5 business days from receipt by the Company and EZchip of any Exchange Notice from any Major Shareholder(s) (each, an "Initiating Shareholder"), the Company shall send a written notice to the other Major Shareholders, specifying the identity of the Initiating Shareholder(s). Each such Major Shareholder shall have 10 days to respond to such notice given by the Company (such 15 days period commencing from the receipt of the Exchange Notice, the "Response Period"). If until the end of the Response Period the Company and EZchip shall receive an Exchange Notice which, together with all Exchange Notices previously received during such Response Period (including from the Initiating Shareholders), constitutes the receipt of Exchange Notices from at least three (3) Major Shareholders, the Major Shareholder who has not delivered an Exchange Notice shall automatically be deemed to have delivered an Exchange Notice and irrevocably agreed to immediately exercise its Exchange Right according to the terms of Article III. If the Company and EZchip have received sufficient Exchange Notices to trigger the compulsory exchange of all Major Shareholders' shares in EZchip for Ordinary Shares, in accordance with the preceding sentence, the Company shall also so specify in the written notice. No Major Shareholder shall be entitled to exercise the Exchange Right, unless the Company and EZchip shall receive an Exchange Notice which, together with all Exchange Notices previously received during the applicable Response Period, including from the Initiating Shareholders, constitutes the receipt of Exchange Notices from at least two (2) Major Shareholders. If the Company shall have received such Exchange Notices from at least two (2) Major shareholders, such Major Shareholders shall be entitled to immediately exercise their Exchange Right according to the terms of Article III. In such event, the Company shall also make the Exchange Right available to other preferred shareholders of EZchip (excluding EZchip employees, other than as set forth in section 2.5) by offering them to exchange their shares in EZchip in the same terms set forth in this Agreement. If, on the other hand, at the end of the Response Period the Company shall not receive an Exchange Notice from any Major Shareholder(s) other than from one Initiating Shareholder, then the Exchange Right shall not be triggered, without first again complying with the procedure described in this Section 2.3 above.

If at any given time during the Exchange Right Term, two (2) out of the four (4) Major Shareholders (the "Remaining Major Shareholders") have not exercised their Exchange Right according to this Section 2.3, then, any Exchange Notice given by a Remaining Major Shareholder that has not previously exercised its Exchange Right shall constitute the receipt of Exchange Notices from all the Remaining Major Shareholders and they shall automatically be deemed to have delivered Exchange Notices and irrevocably agreed to immediately exercise their Exchange Rights according to the terms of Article III.

          SECTION 2.4 Each Major Shareholder agrees and undertakes that if it gives an Exchange Notice (or is deemed to have given an Exchange Notice according to Section 2.3 above) within a period in which the Maximum Additional Closing Amount (as such term is defined in Section 2.3 of the Purchase Agreement) has not yet been invested, then such Major Shareholder shall immediately be deemed to exercise its exchange right with respect to any EZchip Series C Preferred Shares that it may subsequently acquire (if such Major Shareholder shall subsequently exercise its right according to
     Section 2.3 of the Purchase Agreement and when such additional Preferred Shares are acquired) in any Additional Closing pursuant to Section 2.3 of the Purchase Agreement. In such event the Exchange Right procedure set forth in Article III below shall apply with respect to any additional EZchip Series C Preferred Shares purchased in any Additional Closing pursuant to Section 2.3 to the Purchase Agreement, immediately upon consummation of such Additional Closing.


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          SECTION 2.5 By executing this Agreement, all the Investors and the
     Company hereby waive all of their rights of first offer, first refusal or any other similar right they may have, with respect to the transfer of the EZchip Shares contemplated hereunder.

Notwithstanding anything to the contrary in EZchip's Third Amended and Restated Articles of Association and in the Purchase Agreement or any exhibit thereto, it is agreed by all Parties hereto that unless otherwise agreed by all Investors and the Company, (i) an Investor's right to exchange shares of EZchip with Shares of the Company shall only be made according to the terms of this Agreement, (ii) an Investor shall not sell or otherwise transfer any of its shares to the Company other than pursuant to the terms of this Agreement, and
(iii) the Company shall not exchange any of its shares with any employee of EZchip holding securities in EZchip unless it has previously exchanged the Shares with all the Major Shareholders according to the terms of this Agreement.

          SECTION 2.6 The consummation of the Exchange Right, and the Purchase of Shares by the Major Shareholders (or by at least two of the Major Shareholders, as applicable) , shall take place as soon as possible after the Exchange Notice, and in accordance with the procedure set forth in
     Article III below.

       ARTICLE III PURCHASE AND SALE OF SHARES; REPRESENTATIONS OF COMPANY

          SECTION 3.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, each Investor that exercises (or is deemed to exercise) the Exchange Right (the "PARTICIPATING INVESTOR") agrees, severally and not jointly, to purchase at the Closing (as defined below), and the Company agrees to issue and sell to each Participating Investor at the Closing, that number of ordinary shares of the Company, NIS 0.02 par value per share (the "ORDINARY SHARES"), obtained by multiplying all of such Investor's shares in EZchip by the Exchange Ratio, and rounded to the nearest whole number (the Exchange Right may not be exercised for fractional shares).

          SECTION 3.2 CONSIDERATION. In consideration for the Shares, each Participating Investor agrees, severally and not jointly, to transfer to the Company all of its Series A Preferred Shares (if any), Series B Preferred Shares (if any), Series C Preferred Shares (if any), Ordinary Shares (if any) and any other class of shares of EZchip, NIS 0.01 nominal value per share (collectively, the "EZCHIP SHARES").

          SECTION 3.3 SHARE CERTIFICATES. Against transfer of the EZchip Shares by the Participating Investors to the Company, at the Closing the Company shall issue a Share Certificate to each Participating Investor indicating the number of Shares purchased by such Participating Investor.

          SECTION 3.4 CLOSING. The purchase and sale of the Shares (the "CLOSING") shall take place at the offices of Naschitz, Brandes & Co., 5 Tuval Street, Tel Aviv 67897 Israel, within three (3) business days of attainment of all of the following (the "CLOSING DATE"; it is agreed that the Closing Date shall not be later than 10 days from the end of the Response Period):


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               (a) the deposit by the Investors in escrow with Naschitz, Brandes
          & Co. of duly executed, but undated, share transfer deeds with respect to the applicable EZchip Shares, to be held in trust by Naschitz, Brandes & Co. and released at the Closing and the deposit by the Company with Naschitz, Brandes & Co of Shares certificates representing the number of Shares purchased by the Participating Investor(s);

               (b) delivery to the Participating Investors of an opinion of legal counsel to the Company in the form attached hereto as Exhibit 3.4(b);

               (c) the expiration of the waiting period pursuant to NASDAQ Rule 4320(e)(15), if applicable; and

               Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing Date.

          SECTION 3.5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as disclosed in Exhibit 3.5 to this Agreement, the Company hereby represents and warrants to the Investors as of the date hereof as follows:

               (a) The Company is a company duly incorporated and validly existing under the laws of Israel. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Without limiting the generality of the foregoing, the Company knows of no reasons why it will not be able to register the Registrable Securities as provided in Article IV.

               (b) The Company is authorized to issue the Shares pursuant to this Agreement, and the same shall be issued free and clear of any and all liens, encumbrances, security interests and claims of any kind and nature, and no third party holds any right or interest (beneficial, voting or otherwise) in the Shares. The Shares when issued and paid for as provided herein will be fully-paid and non-assessable.

               (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement and the fulfillment of the terms of this Agreement have been duly authorized by all necessary corporate action and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any contract, indenture, mortgage, loan agreement, deed, trust, note, lease, sublease, voting agreement, voting trust or other instrument or agreement to which the Company is a party or by which it may be bound, or to which any of the property or assets of the Company is subject, and will not trigger anti-dilution rights or other rights to acquire additional equity securities of the Company, nor will such action result in any violation of the provisions of the articles of association of the Company or any applicable statute, law, rule, regulation, ordinance, decision, directive or order.


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               (d) For the three (3) years preceding the date hereof, the
          Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "COMMISSION DOCUMENTS"). The Company has not provided to the Investors any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. The Form 20-FA for the year ended December 31, 2001, as amended, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and the said Form 20-F did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission applicable thereto or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with Israeli generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, not material in amount).

               (e) The Company meets the eligibility requirements for the use of Form F-3 for the registration of securities in a transaction involving secondary offerings.

               (f) The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the issuance of the Shares to the Investors and transfer of the EZchip Shares, as contemplated by this Agreement.

               (g) Capitalization.

                    (i) The authorized share capital of the Company consists of
               30,000,000 Ordinary Shares.

                    (ii) As of the date hereof, the issued and outstanding share capital of the Company consists of 8,467,285 Ordinary Shares. The issued and outstanding Ordinary Shares of the Company have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of and are not otherwise subject to any preemptive or other similar rights.

                    (iii) The Company has reserved 397,100 Ordinary Shares for issuance upon the exercise of share options granted or available for future grant under the Company's employee incentive share option plans (the "Plans").

With the exception of the foregoing, there are no outstanding subscriptions, options, warrants, convertible or exchangeable securities or other rights granted to or by the Company to purchase Ordinary Shares or other securities of the Company and there are no commitments, plans or arrangements to issue any Ordinary Shares or any security convertible into or exchangeable for Ordinary Shares.


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               (h) Issuance, Sale and Delivery of the Shares.

                    (i) The issuance of the Shares is not subject to preemptive or other similar rights or antidilution rights. Except as set forth in this Agreement, no further approval or authority of the shareholders or the Board of Directors of the Company will be required for the issuance and sale of the Shares to be sold by the Company as contemplated in this Agreement. Except as set forth in this Agreement, the Company is not required to obtain any consent, approval, license, permit or authorization of, or make any declaration, filing or registration with, any third party or any governmental or regulatory authority in connection with (a) the execution and delivery of this Agreement and for the issuance and sale of the Shares to be sold by the Company as contemplated in this Agreement, and (b) the consummation of the transactions contemplated hereby.

                    (ii) Neither the Company nor any of its subsidiaries or
               affiliates, nor any Person acting on its or their behalf, (x) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares, (y) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act or (z) has issued any Ordinary Shares or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire Ordinary Shares which would be integrated with the sale of the Shares to such Purchaser for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of The Nasdaq Stock Market, nor will the Company or any of its subsidiaries or affiliates take any action or steps that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings. Assuming the accuracy of the representations and warranties of the Investors in Section 3.2 hereof, the offer and sale of the Shares by the Company to the Investors pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

               (i) NO MATERIAL CHANGE. Since December 31, 2002,

                    (i) there has not been any change, event or development
               having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the condition, financial or otherwise, or the earnings, assets or business affairs of the Company and its subsidiaries taken as a whole;

                    (ii) other than the transactions contemplated by this
               Agreement, there have been no transactions entered into by the Company other than those in the ordinary course of business which are material with respect to the Company;

                    (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its share capital; and


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                    (iv) the Company has no new material contingent obligations.

               (j) TRANSFER TAXES. The Company shall be liable for, and shall pay when due, any transfer, documentary, registration, stamp, value added or other similar taxes (other than income taxes) payable by reason of the transactions contemplated by this Agreement or attributable to the initial sale to the Investors of the Shares.

               (k) MISCELLANEOUS

                    (i) There is no litigation, judgment, or statute prohibiting the sale of the Shares to the Participating Investors as such sale is contemplated pursuant to the terms of the Agreement;

                    (ii) The Company's Ordinary Shares are listed on the Nasdaq
               SmallCap Market and TA Stock Exchange and the Company has not received a cease trading or de-listing order or a de-listing warning from the Nasdaq SmallCap Market or the TA Stock Exchange with respect to its securities; and

                    (iii) The Company shall cause the issuance of the Shares to the Investors pursuant to the terms of the Agreement.

          SECTION 3.6 The Company shall update the representations set forth in
     Section 3.5 above after receiving an Exchange Notice from at least two Major Investors and prior to the Closing date. In addition, the Company shall notify the Major Investors, within 10 days from the publication of its annual financial statements, of any change in any of the representations set forth in Section 3.5 above which materially and adversely affects the business, condition (financial or otherwise), or results of operations of the Company.

     ARTICLE IV REGISTRATION AND ACCREDITED INVESTOR RIGHTS AND OBLIGATIONS

          SECTION 4.1 REGISTRATION STATEMENT.

               (a) FILING AND EFFECTIVENESS. The Company will file as soon as commercially practicable after each Closing, and in any event no later than five (5) business days after each Closing Date, a Form F-3 (or if not eligible at such time to file Form F-3, a Form F-1) registration statement with the Commission (the "REGISTRATION STATEMENT"), for non-underwritten resale into the open market or in privately negotiated transactions of the Shares (the "REGISTRABLE SECURITIES") by the Participating Investors or by the limited or general partners of the Participating Investors to whom the shares have been distributed. Once filed, the Company shall use best efforts to cause such Registration Statement registering the Registrable Securities to be declared effective within ninety (90) days from the Closing Date. The Company will notify the Participating Investors and its transfer agent of the effectiveness of the Registration Statement within three
          (3) Trading Days of such event.


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               (b) LIQUIDATED DAMAGES FOR FAILURE TO REGISTER. In the event that the Registration Statement is not declared effective by the Commission within one hundred and twenty (120) days from the Closing Date (the "REGISTRATION DEFAULT"), then the Company will pay to the Participating Investors, pro rata among themselves, as liquidated damages and not as a penalty, during any period in which the Registration Default is occurring, US$86,513 per calendar week, or a pro rata amount for a portion thereof until the Registration Default no longer exists ("LIQUIDATED DAMAGES"). Such payment of the Liquidated Damages shall be made to the Participating Investors upon five (5) Trading Days' irrevocable notice to the Participating Investors, in cash, on the last day of each week during which the Registration Default occurred or was continuing, without demand therefor by the Investors; PROVIDED, HOWEVER, that the payment of the Liquidated Damages shall not relieve the Company from its obligations to register the Shares pursuant to this Section. Notwithstanding the foregoing, if the Company furnishes to the Participating Investors a certificate signed by the President of the Company describing in reasonable detail any circumstances outside of the control of the Company which have delayed or may delay the filing of the Registration Statement (which circumstances shall not include delay on the part of the SEC in responding to submissions filed by the Company if such delay could reasonably have been anticipated), the time period referred to in the first sentence of this subsection (b) shall be extended by the number of days during which such circumstances prevail.

               (c) EFFECTIVENESS PERIOD. The Company will maintain the Registration Statement effective under the Securities Act until the earlier of (i) the date that all of the Shares have been sold pursuant to such Registration Statement, (ii) the date the Participating Investors receive an opinion from counsel to the Company, which counsel shall be reasonably acceptable to the Investors, that the Shares may be sold under the provisions of Rule 144 without limitation as to volume, or (iii) the date that all Shares have been otherwise transferred to persons who may trade such Shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such Shares not bearing a restrictive legend, or (iv) twenty-four (24) months from the Effective Date. Notwithstanding the foregoing, if the Company furnishes to the Investors a certificate signed by the President of the Company stating (x) that there shall have occurred any event, or there shall exist any circumstances, which would require the disclosure of material non-public information that the Company has a reasonable justification for keeping confidential, or (y) that there shall have occurred any event which makes any statement made in the Registration Statement, the Prospectus forming a part thereof, or any document incorporated therein by reference untrue or which requires the making of any changes in such Registration Statement, Prospectus or incorporated document so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Participating Investors shall forthwith discontinue disposition of the Shares covered by such Registration Statement until such Investors shall be in receipt of written notice from the Company to the effect that use of the Registration Statement or Prospectus may be resumed and shall have been furnished copies of any amended or supplemented Registration Statement or Prospectus or incorporated documents, as the case may be. In the event that the Company shall furnish a certificate as contemplated by the previous sentence suspending the use of the Registration Statement or Prospectus, the time period referred to in clause (iv) of the first sentence of this subsection (c) shall be extended by the number of days during the period from and including the date of giving such notice to and including the date when the Participating Investors shall have received the copies of the amended or supplemented Registration Statement or Prospectus or incorporated documents, as the case may be.

               (d) ADDITIONAL ACTIONS IN CONNECTION WITH THE REGISTRATION STATEMENT. In addition to the foregoing, the Company shall:


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                    (i) promptly furnish to the Participating Investors with
               respect to the Shares registered under the Registration Statement such reasonable number of copies of the Prospectus, including any supplements to or amendments of the Prospectus, and, upon request, the Preliminary Prospectus, in order to facilitate the public sale or other disposition of all or any of the Shares by the Investors;

                    (ii) during the period when copies of the Prospectus are
               required to be delivered under the Securities Act or the Exchange Act, will file all documents required to be filed with the Commission pursuant to Section 13 or 15 of the Exchange Act within the time periods required by the Exchange Act and the rules and regulations promulgated thereunder;

                    (iii) timely file documents required of the Company for
               customary state level securities law clearance in all states requiring such clearance;

                    (iv) bear all expenses in connection with the procedures in this Section 4.1 and the registration of the Shares pursuant to the Registration Statement, but not including any fees and expenses of any advisers to the Participating Investors or brokerage fees and commissions incurred by the Participating Investors;

                    (v) not allow any shareholders other than the Participating
               Investors and any other shareholder of EZchip which have elected to exchange their EZchip Shares with Shares in accordance with the terms of this Agreement, to include their shares in the Registration Statement other than investors in a private placement contemplated by the Company of shares having a market value of not more than approximately $20,000,000, whose inclusion will not delay the filing of the Registration Statement or affect the full registration of all Participating Investors' Shares; and

                    (vi) provide the Participating Investors with a copy of the
               Registration Statement at least two (2) business days prior to filing such Registration Statement and allow the Participating Investors' counsel to comment on and to approve any information in the Registration Statement relating to such Participating Investor; provided, however, that the five (5) day deadline and the 90 day deadlines in Section 3.1(a), and the 120-day deadline in Section 3.1(b) shall be extended by the number of days past the second business day that the filing of such Registration Statement is delayed due to the rights of Participating Investors' counsel to approve the aforementioned information in the Registration Statement.

          SECTION 4.2 INVESTORS REPRESENTATIONS.

               (a) EZCHIP SHARES. Each Investor represents and warrants that the EZchip Shares indicated next to its name on Exhibit A are fully-paid and non-assessable and are owned by it, free and clear of any and all liens, encumbrances, security interests and claims of any kind and nature, and no third party holds any right or interest (beneficial, voting or otherwise) in such EZchip Shares.

               (b) AUTHORITY. Each Investor represents and warrants that it has full power and authority to enter into and consummate the transactions contemplated by this Agreement, and the consent of no other party or entity is necessary for the consummation of the transactions contemplated herein other than as set forth herein.

               (c) BROKERS. Each Investor represents and warrants that it has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the issuance of the Shares to the Investors and transfer of the EZchip Shares, as contemplated by this Agreement.

               (d) INVESTOR STATUS DECLARATION. Each Investor represents and warrants that it is an Accredited Investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and each Investor represents and warrants that it understands that an investment in the Shares involves a high degree of risk, including a risk of total loss of such Investor's investment, that it has such knowledge and experience as to be capable of evaluating the merits and risks of its investment in the Shares.

               (e) PURCHASE ENTIRELY FOR OWN ACCOUNT. Each Investor represents and warrants that it is acquiring the Shares for investment and for Investor's own account (and if such Investor is acquiring the Shares in beneficiary - for its beneficiary's own account), not as a nominee or agent, and not with a view to the resale or distribution (other than to its general and limited partners) of any part thereof, and except as aforesaid Investor has no present intention of, or any arrangement or understanding with any other Persons with respect to, selling, granting any participation in, or otherwise distributing the same, PROVIDED that nothing in this section shall constitute an agreement by Investor to hold or refrain from disposing of the Shares for any amount of time, except as set forth in Section 4.1, and PROVIDED FURTHER, that any transfer, sale or other disposition of the Shares by Investor shall comply in all respects with the requirements of the Securities Act and similar provisions of state law. Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

               (f) RESTRICTED SECURITIES. Each Investor understands that the Shares have not been, and will not at the time of sale and issuance by the Company be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Investor's representations as expressed herein. Each Investor understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and regulations, and that pursuant to these laws, Investors must hold the Shares indefinitely unless the Shares are registered with the Commission and qualified by necessary state authorities or an exemption from such registration and qualification requirements is available. Each Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of Investor control and which the Company is under no obligation, except as set forth herein, to satisfy.

               (g) INFORMATION. Each Investor acknowledges that (i) it has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Investor; (ii) it has not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein and the Commission Documents, (iii) it has been afforded the opportunity to ask questions of, and receive answers from, the Company, all of which questions were answered to such Investor's satisfaction; (iv) it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares; (v) it understands that it (and not the Company) shall be responsible for Investor's own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement; (vi) it has reviewed the Company's Annual Report on Form 20-F for the year ended December 31, 2001, and with Reports on Form 6-K filed since December 31, 2001, all as filed with the SEC; and
          (vii) it understands that an investment in the Company may be considered as a high-risk investment, and the Investor nevertheless has voluntarily agreed to consummate the investment.

               (h) DISCLOSURES TO THE COMPANY. Each Investor understands that the Company is relying on the statements contained herein to establish an exemption from registration under federal and state securities laws. Such Investor will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding such Investor.

          SECTION 4.3 INDEMNIFICATION.

               (a) INDEMNIFICATION BY COMPANY. In the event of a registration of any Shares pursuant to this Article IV, the Company will indemnify and hold harmless the Participating Investors and each officer, director, employee and agent of each of the foregoing, against any expenses, losses, claims, damages or liabilities, joint or several, to which Participating Investors may become subject under the Securities Act, any state securities law or otherwise, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the Effective Date thereof, in any registration statement under which such Shares are registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; PROVIDED, HOWEVER, that the Company will not be liable in any such case to a Participating Investor to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished in writing to the Company by or on behalf of such Participating Investor specifically for use in the preparation thereof and, PROVIDED, FURTHER, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus has been corrected in an amendment or supplement thereto and if, having previously been furnished by or on behalf of the Company with copies of the registration statement, preliminary prospectus or prospectus as amended or supplemented the Participating Investors fail to deliver such amended or supplemented registration statement, preliminary prospectus or prospectus in connection with the sale of Shares to any person asserting such expense, loss, claim, damage or liability.

               (b) INDEMNIFICATION BY THE PARTICIPATING INVESTORS. In the event of any registration of any Shares under the Securities Act pursuant to this Article IV, each Participating Investor, severally and not jointly, will indemnify and hold harmless the Company, each officer of the Company who signs the registration statement, and each director of the Company and all other Participating Investors and each of their officers or directors against any and all such expenses, losses, claims, damages or liabilities referred to in the first paragraph of this Section 4.3, if the statement, alleged statement, omission or alleged omission in respect of which such expense, loss, claim, damage or liability is asserted was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Participating Investor specifically for use in connection with the preparation of such registration statement, preliminary prospectus, prospectus, amendment or supplement; PROVIDED, FURTHER, that such Participating Investor will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus has been corrected in an amendment or supplement thereto and if, having previously been furnished by or on behalf of the Company with copies of the registration statement, preliminary prospectus or prospectus as amended or supplemented the party seeking indemnification fails to deliver such amended or supplemented registration statement, preliminary prospectus or prospectus in connection with the sale of Shares to any person asserting such expense, loss, claim, damage or liability; and PROVIDED, FURTHER, that in no event shall the liability of a Participating Investor exceed the amount of net proceeds received by such Participating Investor from the offering under such registration statement..

               (c) INDEMNIFICATION PROCEDURE. Each party entitled to indemnification under this Section 4.3 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting thereon, PROVIDED that the Indemnified Party may participate in such defense at its own expense, and PROVIDED FURTHER that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.3 except to the extent such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

                         ARTICLE V ADDITIONAL COVENANTS

          SECTION 5.1 TRANSFER RESTRICTIONS.

               (a) Each Participating Investor shall not sell or otherwise dispose of the LanOptics Shares held by it except as follows: (i) one-third of the LanOptics Shares may be sold or otherwise disposed of at any time following the Closing Date, (ii) an additional one-third of the LanOptics Shares may be sold or otherwise disposed of at any time beginning ninety (90) days after the Closing Date, and (iii) the remaining one-third of the LanOptics Shares may be sold or otherwise disposed of at any time beginning one hundred and eighty (180) days after the Closing Date. Notwithstanding the foregoing, (i) until such time as the Registration Statement referred to in Section 4.1 is declared effective, the Participating Investors shall not make any sales except to affiliated entities or QIBs under Rule 144A, or pursuant to an exemption from the registration requirements of the United States federal securities laws, and (ii) the Participating Investors shall be entitled to sell their shares without volume or time restriction in connection with a third party's acquisition or proposed acquisition of the Company, tender offer for, merger or change of control of, the Company.

               (b) The Investors agree to the imprinting, so long as is required by this Section 5.1, of the following legend (the "LEGEND") on any certificate evidencing Shares:

               THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR, REASONABLY ACCEPTABLE TO THE COMPANY, TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

               (c) Certificates evidencing the Shares shall not contain any legend (including the legend set forth in Section 5.1(b)), (i) while a registration statement covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Shares pursuant to Rule 144, or (iii) if such Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission).

          SECTION 5.2 The Company will use best efforts to list the Shares for trading on the Nasdaq system or any relevant market or system, if applicable.

                            ARTICLE VI MISCELLANEOUS

          SECTION 6.1 EFFECTIVENESS. This Agreement shall be effective only upon consummation of the following condition precedents, to the reasonable satisfactory of the Investors holding majority of the EZchip Shares: (i) the receipt of approvals from the Office of the Chief Scientist of Israel and the Israel Investment Center to the transactions contemplated by this Agreement, (ii) the receipt of approval of the board of directors of EZchip for the transfer of the EZchip Shares to the Company as contemplated by this Agreement, and (iii) the receipt of approval of the Board of Directors of the Company for the transactions contemplated hereunder. The Company and EZchip, as the case may be, agree to use their reasonable best efforts to cause the satisfaction of the conditions set forth above.

          SECTION 6.2 FEES AND EXPENSES. Each party will pay its own fees and expenses related to the transactions contemplated by this Agreement.

          SECTION 6.3 CONSENT TO JURISDICTION AND GOVERNING LAW. Each of the Company and Investors (i) hereby irrevocably submit to the exclusive jurisdiction of the appropriate courts in Tel Aviv, Israel for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and each of the Investors consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Israel, without giving effect to the choice of law provisions thereof.

          SECTION 6.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor Investors makes any representations, warranty, covenant or undertaking with respect to such matters. The parties hereto may not amend this Agreement or any rights or obligations hereunder without the prior written consent of the Company, EZchip and all Major Shareholders.

          SECTION 6.5 NOTICES. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of dispatch by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such dispatch, whichever shall first occur. The addresses for such communications shall be:

If to the Company:     LanOptics Ltd.
                       1 Hatamar Street
                       P.O.Box 527
                       Yokneam 20692, Israel

                       Tel. No.:  (972)-4-959 6666
                       Fax No.:   (972)-4-959 4166
                       Attention:  CFO

If to the Investors:   To the address and fax number indicated on Exhibit A
                       hereof.

     Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

          SECTION 6.6 WAIVERS. No provision of this Agreement may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

          SECTION 6.7 HEADINGS. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

          SECTION 6.8 SUCCESSORS AND ASSIGNS. Investors may not assign this Agreement to any person (except for assignment to Permitted Transferees or to any third party acquiring all applicable Major Shareholder's shareholdings, or at least 50% of such holdings) without the prior consent of the Company, which consent will not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

          SECTION 6.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

          SECTION 6.10 SEVERABILITY. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

          SECTION 6.11 FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of the Investors or the Company, each of the Company and the Investors shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

          SECTION 6.12 "BLUE SKY" LAWS. In connection with the issuance of the Shares pursuant to this Agreement and any intended disposition of the Shares by the Participating Investors pursuant to the Registration Statement referred to in Article IV hereof, the Company will use its reasonable best efforts to register or qualify all Shares under such state, local or foreign securities or "blue sky" laws of such jurisdictions as the Participating Investors shall reasonably request, and do any and all other acts and things that may be reasonably necessary to enable the sale of the Shares to the Participating Investors or to consummate the disposition by the Participating Investors of Shares pursuant to the Registration Statement; PROVIDED, HOWEVER, that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in respect of doing business in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

          SECTION 6.13 It is acknowledged that the Investors or any of them, have entered into that certain Series C Share Purchase Agreement dated March 3, 2003 (the "Purchase Agreement"), based on their ability to exchange their shares in EZchip for Shares of the Company.

               (a) The Company has taken and will take, all necessary actions in order to fulfill all its obligations under this Agreement and consummate the Exchange Right in the manner, procedure and the time table set forth in this Agreement. In the event that the Company shall fail to consummate the Exchange Right after such right was triggered in the manner and procedure set forth in this Agreement, notwithstanding any other remedy applicable to the Participating Investor, the Company shall pay to each Participating Investor, as an agreed liquidated damages, one and half times (x1.5) the amount actually invested by such Participating Investor in EZchip in consideration for the Series C Preferred Shares (as contemplated by the Purchase Agreement) (the "LIQUIDATED DAMAGES").

               (b) The Parties acknowledge and agree that the amount of the Liquidated Damages is reasonable under the circumstances of the Purchase Agreement and this Agreement.

               (c) In the event that the Company shall not be able to consummate the Exchange Right according to the manner, procedure, time table and the terms of this Agreement, it shall immediately furnish to the Participating Investors a certificate signed by the President or the Chairman of the board of directors of the Company, describing in reasonable detail any circumstances which have delayed or may delay the consummation of the Exchange Right by the Company, but shall continue to make best efforts to consummate the Exchange Right in accordance with the terms of this Agreement.

               (d) The Company shall not be obliged to pay the Liquidated Damages to the Participating Investors according to section 6.13(a) above, if it shall not be able to consummate the Exchange Right as a result of any circumstances which (i) are not under the control of the Company, and (ii) are not the fault of the Company or any party related to the Company, and (iii) make the consummation of the Exchange Right impossible or cause such delay. It is agreed that the term "impossible" under this Section 6.13(d) does not include any difficulty, expense or loss.

                  [remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

E.Z.CHIP TECHNOLOGIES LTD.               LANOPTICS LTD.

By:      ___________________________     By:      ______________________________

Name:    ___________________________     Name:    ______________________________

Title:   ___________________________     Title:   ______________________________


                                JK&B SHALOM II LLC

                                By:      JK&B Capital, L.L.C.
                                Its:     Manager

                                By:      _____________________
                                         Constance Capone, its Member


                                JK&B CAPITAL III, CIVIL LAW PARTNERSHIP

                                By:      JK&B Capital, L.L.C.
                                Its:     Managing Partner

                                By:      ______________________
                                         Constance Capone, its Member

                                SVE STAR VENTURES ENTERPRISES NO. VII,
                                A GERMAN CIVIL LAW PARTNERSHIP
                                (WITH LIMITATION OF LIABILITY) ("SVE VII")

                                By:     SVM Star Ventures Managementgesellschaft
                                        mbH Nr. 3
                                Its:    Managing Partner

                                        By:      ______________________________
                                        Name:    Meir Barel
                                        Its:     Managing Director


                                SVM STAR VENTURES MANAGEMENTGESELLSCHAFT MBH, NR. 3 & CO. BETEILIGUNGS KG NR. 3 ("SVE VIII")

                                By:     SVM Star Ventures Managementgesellschaft
                                        mbH Nr. 3
                                Its:    Managing Partner

                                        By:      ______________________________
                                        Name:    Meir Barel
                                        Its:     Managing Director


                                STAR SEED ENTERPRISE, A GERMAN CIVIL LAW
                                PARTNERSHIP (WITH LIMITATION OF LIABILITY)
                                ("STAR SEED")

                                By:     Star Seed Managementgesellschaft mbH
                                Its:    Managing Partner

                                        By:      ______________________________
                                        Name:    Meir Barel
                                        Its:     Managing Director


                                SVM STAR VENTURES MANAGEMENTGESELLSCHAFT MBH, NR. 3

                                By:     ______________________________________
                                Its:    ______________________________________

                                        By:      ______________________________
                                        Name:    Meir Barel
                                        Its:     Managing Director



                                SVE STAR VENTURES ENTERPRISES GMBH & CO. NO.
                                VIIA KG

                                By:     ______________________________________
                                Its:    ______________________________________

                                THE GOLDMAN SACHS GROUP, INC.

                                By:     _____________________
                                        Name:
                                        Title:


                                GS EZC EMPLOYEE HOLDINGS, L.L.C.

                                By:      GS Employee Funds 2000 GP, L.L.C.
                                Its:     Managing Member

                                By:      ______________________
                                         Name:
                                         Title:


                                GS PEP TECH EZC HOLDINGS, L.L.C.

                                By:      GSAM Gen-Par, L.L.C.
                                Its:     Managing Member

                                By:      ______________________
                                         Name:
                                         Title:


                                GS PEP 1999 DIRECT EZC HOLDINGS, L.L.C.

                                By:      GSAM Gen-Par, L.L.C.
                                Its:     Managing Member

                                By:      ______________________
                                         Name:
                                         Title:



                                NOKIA VENTURE PARTNERS II, LP

                                By:      _____________________________

                                Name:    _____________________________

                                Title:   _____________________________



                                NVP II AFFILIATES FUND, LP

                                By:      ______________________________

                                Name:    ______________________________

                                Title:   ______________________________